ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: June 5, 2007

Buffered Underlying Securities (BUyS)

Linked to a Global Index Basket Composed of the S&P 500® Index,

the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index

2 Year Maturity    ■    100% Upside Participation    ■     15% Downside Protection

Indicative Terms & Conditions – June 5, 2007	Offering Period: June 5, 2007 – June 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:	Buffered Underlying Securities (BUyS) Linked to a Global Index Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei® 225 Index due June 30, 2009 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	Basket composed of the following three indices: (the “Basket Indices”):

		• S&P 500® Index (Bloomberg: SPX <INDEX>)	33.34% weighting
		• Dow Jones EURO STOXX 50® Index (Bloomberg: SX5E <INDEX>)	33.33% weighting
		• Nikkei® 225 Index (Bloomberg: NKY <INDEX>)	33.33% weighting

Initial Basket Level	:	100

Final Basket Level	:

The Basket closing level on the Final Valuation Date

The Basket closing level will be calculated as follows:

100 × [1 + (S&P Return x 33.34%) + (EURO STOXX Return × 33.33%) + (Nikkei Return × 33.33%)]

The “S&P Return,” the “EURO STOXX Return” and the “Nikkei Return” are the performance of the respective Basket Index, expressed as a percentage, from the respective Basket Index closing level on the Initial Valuation Date to the respective Basket Index closing level on any trading day.

Participation Rate	:	100%

Buffer Level	:	15% of the Initial Basket Level (first 15% depreciation of the Basket is fully protected)

Basket Return	:	(Final Basket Level – Initial Basket Level) / Initial Basket Level

Payment at Maturity	:

The Securityholder will receive at maturity for each $1,000 Security face amount:

•   If the Final Basket Level is greater than or equal to the Initial Basket Level:

$1,000 + ($1,000 × Basket Return x Participation Rate)

•   If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level:

$1,000

•   If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

Listing		Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank AG may pay custodial fees to other broker-dealers of up to 0.20% or $2.00 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 DL 4 ISIN: US2515A0DL44

Relevant Dates

Offering Period	:	June 5, 2007 – June 25, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	June 26, 2007

Initial Settlement Date	:	June 29, 2007

Final Valuation Date	:	June 25, 2009

Maturity / Final Settlement Date	:	June 30, 2009

BUyS Product Snapshot

Structure:

• Underlying:	Basket comprised of three Basket Indices: the S&P 500® Index (Bloomberg: SPX <Index>), the Dow Jones EURO STOXX 50® (Bloomberg: SX5E <INDEX>) and the Nikkei® 225 Index (Bloomberg: NKY <INDEX>)
• Maturity:	June 30, 2009 (2 Years)
• Participation:	100% upside participation
• Buffer Level:	15%
• Downside Risk:	One-for-one downside participation below the 15% Buffer Level

Positioning:

•	Equity alternative that facilitates a bullish view on the Basket Indices.
•	100% upside participation in the performance of the Basket at maturity (no caps/calls/averaging).
•	Protection of 15% of initial investment in the Securities.

Best Case Scenario:

•	If the Final Basket Level is greater than the Initial Basket Level, investors receive 100% of the performance of the Basket at maturity.
•	An investment in the Securities is not callable or averaged.

Worst Case Scenario:

•	Investment in the Securities is protected at maturity up to the Buffer Level.
•

If the Final Basket Level is less than the Initial Basket Level by more than the 15% Buffer Level, an investment in the Securities will decline by 1% for every 1% decline in the Basket below the Buffer Level.

•	Maximum loss is 85% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•

Because the Securities do not offer 100% protection of the initial investment, and the return on the Securities is linked to the performance of the Basket, investors may lose up to 85% of their initial investment.

•	Return on the Securities is linked to the value of the Basket (without taking into consideration the value of dividends paid on the component stocks of the Basket Indices).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” in this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

The hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $150 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of a basket comprised of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index (the “Basket”) and will depend on whether, and the extent to which, the performance of the Basket is positive or negative.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•

THE BASKET RETURN FOR THE SECURITIES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE DOW JONES EURO STOXX 50® INDEX OR THE NIKKEI® 225 INDEX — The amount payable on the Securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and each of the currencies in which the component stocks underlying the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.
•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the levels of the Basket Indices or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No.99Y related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 99Y, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement Y, term sheet No. 99Y and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

“Standard & Poor’s”, “S&P”, “S&P 500” and “500” are trademarks of Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. “Dow Jones EURO STOXX 50” and “STOXX” are service marks of STOXX Limited and Dow Jones and have been licensed for use by Deutsche Bank AG. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold, or promoted by S&P, STOXX Limited or Nikkei Inc. None of S&P, STOXX Limited or Nikkei Inc. makes any representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. None of S&P, STOXX Limited or Nikkei Inc. has any obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY